Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2015 RESULTS

Miami Lakes, Fla. — July 23, 2015 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2015.

For the quarter ended June 30, 2015, the Company reported net income of $46.6 million, or $0.43 per diluted share, compared to $48.5 million, or $0.46 per diluted share, for the quarter ended June 30, 2014.

For the six months ended June 30, 2015, the Company reported net income of $93.1 million, or $0.87 per diluted share. The Company reported net income of $103.8 million, or $0.99 per diluted share, for the six months ended June 30, 2014.

John Kanas, Chairman, President and Chief Executive Officer, said, “Strong economic growth in both our Florida and New York markets continues unabated. We expect that momentum to be sustained for the balance of the year.”

Performance Highlights

•	The acquisition of CertusHoldings, Inc.'s Small Business Finance Unit ("SBF") closed in the second quarter of 2015.

•
New loans and leases, including equipment under operating lease, grew by $1.2 billion during the second quarter of 2015, including $174 million of loans that were part of the SBF acquisition. For the six months ended June 30, 2015, new loans and leases increased by $2.2 billion.

•	Total deposits increased by $985 million for the quarter ended June 30, 2015 to $15.2 billion. For the six months ended June 30, 2015, total deposits increased by $1.7 billion.

•
Net interest income increased by $15.1 million to $181.0 million for the quarter ended June 30, 2015 from $165.9 million for the quarter ended June 30, 2014. Interest income increased by $20.9 million primarily as a result of an increase in the average balance of loans outstanding. Interest expense increased by $5.8 million due primarily to an increase in average interest bearing liabilities. Net interest income grew by $8.3 million compared to the immediately preceding quarter ended March 31, 2015.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.95% for the quarter ended June 30, 2015 compared to 4.67% for the quarter ended June 30, 2014 and 4.02% for the immediately preceding quarter ended March 31, 2015. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below).

•	Book value and tangible book value per common share grew to $20.74 and $19.98, respectively, at June 30, 2015.
SBF Acquisition

The Company closed the SBF acquisition on May 1, 2015 for a cash purchase price of $278 million. In connection with the transaction, the Company acquired loans with an estimated fair value of $256 million, comprised of $174 million of loans that will be held in portfolio and $82 million of loans designated held for sale, and servicing assets with an estimated fair value of $10 million. Goodwill of $10 million was recognized.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at June 30, 2015 were as follows:

Tier 1 leverage	9.9%

Common Equity Tier 1 ("CET1") risk-based capital	13.7%

Tier 1 risk-based capital	13.7%

Total risk-based capital	14.5%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $14.3 billion at June 30, 2015 from $12.4 billion at December 31, 2014.  New loans grew to $13.3 billion while loans acquired in the FSB acquisition (as defined below) declined to $993 million at June 30, 2015.

For the quarter ended June 30, 2015, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial finance subsidiaries, grew $974 million to $10.5 billion. New residential loans grew by $185 million to $2.8 billion during the second quarter of 2015.

The New York franchise contributed $526 million to new loan growth for the quarter while the Florida franchise contributed $184 million. The Company's national platforms contributed $455 million of new loan growth.  We refer to our three commercial lending subsidiaries, our mortgage warehouse lending operations, the newly acquired small business finance unit and our residential loan purchase program as national platforms. At June 30, 2015, the new loan portfolio included $4.6 billion, $4.4 billion and $4.3 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	June 30, 2015	December 31, 2014	June 30, 2015	December 31, 2014
Single family residential and home equity	20.6%	22.2%	25.6%	28.6%
Commercial real estate	47.5%	43.2%	44.7%	40.0%
Commercial	31.7%	34.4%	29.5%	31.2%
Consumer	0.2%	0.2%	0.2%	0.2%
	100.0%	100.0%	100.0%	100.0%

The Company's portfolio of equipment under operating lease grew by $52 million for the quarter ended June 30, 2015 to $418 million.

Asset Quality and Allowance for Loan and Lease Losses

Asset quality remains strong. The ratio of non-performing, non-covered loans to total non-covered loans was 0.46% and 0.29% at June 30, 2015 and December 31, 2014, respectively. The ratio of total non-performing loans to total loans was 0.48% at June 30, 2015 and 0.31% at December 31, 2014.  The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 171.20% and 281.54% at June 30, 2015 and December 31, 2014, respectively. At June 30, 2015, non-performing assets totaled $77.7 million, including $9.4 million of other real estate owned (“OREO”), compared to $52.8 million, including $13.8 million of OREO, at December 31, 2014. Non-covered, non-performing assets totaled $61.9 million, or 0.29% of total assets, at June 30, 2015. The annualized ratio of net charge-offs to average non-covered loans was 0.06% for the six months ended June 30, 2015, compared to 0.08% for the year ended December 31, 2014.

The provision for loan losses for the quarters and six months ended June 30, 2015 and 2014 is reflective of continued growth in the new loan portfolio. For the quarters ended June 30, 2015 and 2014, the Company recorded provisions for loan losses of

$8.4 million and $7.2 million, respectively. Of these amounts, provisions of $8.4 million and $6.3 million, respectively, related to new loans.

For the six months ended June 30, 2015 and 2014, the Company recorded provisions for loan losses of $16.6 million and $15.6 million, respectively. Of these amounts, provisions of $17.0 million and $13.9 million, respectively, related to new loans.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended June 30, 2015				Three Months Ended June 30, 2014
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$3,124	$96,712	$99,836	$—	$7,312	$62,716	$70,028
Provision	—	45	8,376	8,421	14	883	6,295	7,192
Charge-offs	—	(630)	(884)	(1,514)	(14)	(911)	(1,178)	(2,103)
Recoveries	—	31	611	642	—	3	351	354
Balance at end of period	$—	$2,570	$104,815	$107,385	$—	$7,287	$68,184	$75,471

	Six Months Ended June 30, 2015				Six Months Ended June 30, 2014
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,192	$91,350	$95,542	$2,893	$9,502	$57,330	$69,725
Provision (recovery)	—	(406)	16,974	16,568	2,312	(619)	13,902	15,595
Charge-offs	—	(1,269)	(4,283)	(5,552)	(5,205)	(1,634)	(3,727)	(10,566)
Recoveries	—	53	774	827	—	38	679	717
Balance at end of period	$—	$2,570	$104,815	$107,385	$—	$7,287	$68,184	$75,471

Deposits

At June 30, 2015, deposits totaled $15.2 billion compared to $13.5 billion at December 31, 2014.  Deposits in New York totaled $3.0 billion and $1.6 billion, respectively, at June 30, 2015 and December 31, 2014. The average cost of total deposits was consistent at 0.60% for the quarter ended June 30, 2015, compared to 0.59% for the immediately preceding quarter ended March 31, 2015 and 0.61% for the quarter ended June 30, 2014. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of total deposits was 0.56% for the quarter ended June 30, 2015. The average cost of interest bearing deposits was 0.74% for the quarter ended June 30, 2015 compared to 0.73% for the immediately preceding quarter ended March 31, 2015 and 0.76% for the quarter ended June 30, 2014. The average cost of deposits was 0.59% for the six months ended June 30, 2015, compared to 0.61% for the six months ended June 30, 2014.

Net interest income

Net interest income for the quarter ended June 30, 2015 increased to $181.0 million from $165.9 million for the quarter ended June 30, 2014. Net interest income was $353.7 million for the six months ended June 30, 2015, compared to $332.3 million for the six months ended June 30, 2014. Interest income increased primarily as a result of an increase in the average balance of loans outstanding, partially offset by a decline in the yield on loans. Interest expense increased due primarily to an increase in average interest bearing liabilities, offset in part by a decline in the cost of interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.95% for the quarter ended June 30, 2015 compared to 4.67% for the quarter ended June 30, 2014 and 4.02% for the immediately preceding quarter ended March 31, 2015. Net interest margin, calculated on a tax-equivalent basis, was 3.99% for the six months ended June 30, 2015, compared to 4.85% for the six months ended June 30, 2014. Significant factors impacting this expected trend in net interest margin for the quarter and six months ended June 30, 2015 included:

•
The tax-equivalent yield on loans declined to 5.46% and 5.50% for the quarter and six months ended June 30, 2015 compared to 6.48% and 6.75% for the quarter and six months ended June 30, 2014, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•	The tax-equivalent yield on new loans was 3.52% and 3.50% for the quarter and six months ended June 30, 2015 compared to 3.55% and 3.57% for the quarter and six months ended June 30, 2014.

•
The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 29.31% and 27.74% for the quarter and six months ended June 30, 2015 from 26.62% and 26.33% for the quarter and six months ended June 30, 2014. An increase in the yield due to improvements in expected cash flows was partially offset by decreases in proceeds from the sale of residential loans from a pool of ACI loans with a zero carrying value.

•
The tax-equivalent yield on investment securities decreased to 2.37% and 2.48% for the quarter and six months ended June 30, 2015 from 2.85% and 2.83% for the quarter and six months ended June 30, 2014.

•
The average rate on interest bearing liabilities declined to 0.82% for both the quarter and six months ended June 30, 2015 compared to 0.87% and 0.88% for the quarter and six months ended June 30, 2014, primarily due to lower rates on time deposits and FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the six months ended June 30, 2015 and the year ended December 31, 2014 were as follows (in thousands):

Balance at December 31, 2013	$1,158,572
Reclassifications from non-accretable difference	185,604
Accretion	(338,864)
Balance at December 31, 2014	1,005,312
Reclassifications from non-accretable difference	45,235
Accretion	(143,766)
Balance at June 30, 2015	$906,781

Non-interest income

Non-interest income totaled $21.1 million and $41.8 million, respectively, for the quarter and six months ended June 30, 2015 compared to $20.5 million and $50.7 million, respectively, for the quarter and six months ended June 30, 2014.

The consolidated statement of income line items Provision for (recovery of) loan losses for covered loans; Income from resolution of covered assets, net; Gain (loss) on sale of covered loans, net; and Loss (gain) related to covered OREO relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and six months ended June 30, 2015 was $4.1 million and $9.1 million, respectively, compared to $4.8 million and $22.3 million, respectively, for the quarter and six months ended June 30, 2014.

The variance in the impact on pre-tax earnings of these transactions in covered assets for the six months ended June 30, 2015 compared to the six months ended June 30, 2014 related primarily to sales of covered loans. The Company recognized net gains on the sale of covered loans of $17.4 million for the six months ended June 30, 2015 and a related net loss on FDIC indemnification of $(14.0) million, resulting in a pre-tax impact of $3.4 million. For the six months ended June 30, 2014, the Company recognized net gains on the sale of covered loans of $18.9 million, and a related net loss on FDIC indemnification of $(3.3) million, resulting in a pre-tax impact of $15.6 million. The gain recognized for the six months ended June 30, 2014 related primarily to the sale of covered commercial loans prior to the termination of the Commercial Shared Loss Agreement with the FDIC. The net loss on FDIC indemnification related to covered loan sales for the six months ended June 30, 2014 did not bear the 80% relationship to the net gain on sale that might generally be expected primarily because indemnification is determined based on the unpaid principal balance of the loans sold rather than carrying value and because proceeds in excess of the unpaid principal balance are not subject to sharing with the FDIC.

Increases in income from lease financing for the quarter and six months ended June 30, 2015 corresponded to growth in the portfolio of equipment under operating lease.

Non-interest expense

Non-interest expense totaled $123.4 million and $237.6 million, respectively, for the quarter and six months ended June 30, 2015 compared to $106.6 million and $209.1 million, respectively, for the quarter and six months ended June 30, 2014. The most significant component of the increase in non-interest expense for the quarter and six months ended June 30, 2015 was the increase in amortization of the FDIC indemnification asset.

Amortization of the FDIC indemnification asset was $26.5 million and $48.5 million, respectively, for the quarter and six months ended June 30, 2015 compared to $15.2 million and $30.9 million, respectively, for the quarter and six months ended June 30, 2014. The amortization rate increased to 11.89% and 10.61%, respectively, for the quarter and six months ended June 30, 2015 from 5.50% and 5.48%, respectively, for the quarter and six months ended June 30, 2014. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Provision for income taxes

The effective income tax rate was 33.5% and 34.1%, respectively, for the quarter and six months ended June 30, 2015, compared to 33.1% and 34.4%, respectively, for the quarter and six months ended June 30, 2014.

Non-GAAP Financial Measure

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at June 30, 2015 (in thousands except share and per share data):

Total stockholders’ equity	$2,146,335
Less: goodwill and other intangible assets	78,511
Tangible stockholders’ equity	$2,067,824

Common shares issued and outstanding	103,475,912

Book value per common share	$20.74

Tangible book value per common share	$19.98

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, July 23, 2015 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 79775873. A replay of the call will be available from 12:00 p.m. ET on July 23rd through 11:59 p.m. ET on July 30th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 79775873. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc., with total assets of $21.4 billion at June 30, 2015, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 99 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at June 30, 2015.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.0 billion.  The Company has received $2.6 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2015	December 31, 2014
ASSETS
Cash and due from banks:
Non-interest bearing	$40,576	$46,268
Interest bearing	30,422	33,979
Interest bearing deposits at Federal Reserve Bank	91,649	100,596
Federal funds sold	2,213	6,674
Cash and cash equivalents	164,860	187,517
Investment securities available for sale, at fair value	4,797,700	4,585,694
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	203,070	191,674
Loans held for sale	61,212	1,399
Loans (including covered loans of $916,071 and $1,043,864)	14,326,993	12,414,769
Allowance for loan and lease losses	(107,385)	(95,542)
Loans, net	14,219,608	12,319,227
FDIC indemnification asset	859,972	974,704
Bank owned life insurance	224,642	215,065
Equipment under operating lease, net	418,253	314,558
Other real estate owned (including covered OREO of $8,739 and $13,645)	9,414	13,780
Deferred tax asset, net	83,277	117,215
Goodwill and other intangible assets	78,511	68,414
Other assets	271,274	211,282
Total assets	$21,401,793	$19,210,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,679,779	$2,714,127
Interest bearing	1,372,116	899,696
Savings and money market	6,860,411	5,896,007
Time	4,334,385	4,001,925
Total deposits	15,246,691	13,511,755
Federal Home Loan Bank advances and other borrowings	3,743,697	3,318,559
Other liabilities	265,070	327,681
Total liabilities	19,255,458	17,157,995

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 103,475,912 and 101,656,702 shares issued and outstanding	1,035	1,017
Paid-in capital	1,394,103	1,353,538
Retained earnings	700,063	651,627
Accumulated other comprehensive income	51,134	46,352
Total stockholders' equity	2,146,335	2,052,534
Total liabilities and stockholders' equity	$21,401,793	$19,210,529

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income:
Loans	$184,010	$164,184	$355,389	$327,967
Investment securities	26,284	25,741	54,504	50,567
Other	2,340	1,808	4,623	3,761
Total interest income	212,634	191,733	414,516	382,295
Interest expense:
Deposits	21,855	17,467	41,859	33,562
Borrowings	9,801	8,388	18,951	16,391
Total interest expense	31,656	25,855	60,810	49,953
Net interest income before provision for loan losses	180,978	165,878	353,706	332,342
Provision for (recovery of) loan losses (including $45, $897, $(406) and $1,693 for covered loans)	8,421	7,192	16,568	15,595
Net interest income after provision for loan losses	172,557	158,686	337,138	316,747
Non-interest income:
Income from resolution of covered assets, net	13,743	12,170	28,897	25,231
Net loss on FDIC indemnification	(16,771)	(5,896)	(37,036)	(22,800)
FDIC reimbursement of costs of resolution of covered assets	—	1,112	707	2,240
Service charges and fees	4,492	4,186	8,943	8,191
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $7,417, $(366), $17,423 and $18,928)	8,223	(9)	18,389	19,323
Gain on investment securities available for sale, net	1,128	—	3,150	361
Lease financing	7,044	4,692	13,281	8,563
Other non-interest income	3,199	4,223	5,468	9,559
Total non-interest income	21,058	20,478	41,799	50,668
Non-interest expense:
Employee compensation and benefits	51,845	49,556	101,324	99,005
Occupancy and equipment	18,934	17,496	37,104	34,463
Amortization of FDIC indemnification asset	26,460	15,194	48,465	30,935
Other real estate owned expense, net (including loss (gain) related to covered OREO of $222, $218, $693 and $(2,589))	1,053	1,726	2,277	29
Deposit insurance expense	3,163	2,311	6,081	4,563
Professional fees	2,680	3,127	5,978	6,557
Telecommunications and data processing	3,345	3,266	6,816	6,573
Other non-interest expense	15,968	13,944	29,547	26,956
Total non-interest expense	123,448	106,620	237,592	209,081
Income before income taxes	70,167	72,544	141,345	158,334
Provision for income taxes	23,530	24,001	48,251	54,520
Net income	$46,637	$48,543	$93,094	$103,814
Earnings per common share, basic	$0.44	$0.46	$0.88	$0.99
Earnings per common share, diluted	$0.43	$0.46	$0.87	$0.99
Cash dividends declared per common share	$0.21	$0.21	$0.42	$0.42

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate (2)	Average Balance	Interest (1)	Yield / Rate (2)
Assets:
Interest earning assets:
Loans	$13,765,655	$187,730	5.46%	$10,292,794	$166,679	6.48%
Investment securities (3)	4,573,148	27,118	2.37%	3,710,042	26,407	2.85%
Other interest earning assets	452,272	2,340	2.07%	485,044	1,808	1.49%
Total interest earning assets	18,791,075	217,188	4.63%	14,487,880	194,894	5.39%
Allowance for loan and lease losses	(104,402)			(72,586)
Non-interest earning assets	1,948,382			1,917,988
Total assets	$20,635,055			$16,333,282
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,121,215	1,290	0.46%	$715,340	747	0.42%
Savings and money market deposits	6,602,690	8,927	0.54%	4,917,009	6,007	0.49%
Time deposits	4,190,187	11,638	1.11%	3,642,130	10,713	1.18%
Total interest bearing deposits	11,914,092	21,855	0.74%	9,274,479	17,467	0.76%
FHLB advances and other borrowings	3,610,942	9,801	1.09%	2,586,878	8,388	1.30%
Total interest bearing liabilities	15,525,034	31,656	0.82%	11,861,357	25,855	0.87%
Non-interest bearing demand deposits	2,675,306			2,222,894
Other non-interest bearing liabilities	285,760			241,154
Total liabilities	18,486,100			14,325,405
Stockholders' equity	2,148,955			2,007,877
Total liabilities and stockholders' equity	$20,635,055			$16,333,282
Net interest income		$185,532			$169,039
Interest rate spread			3.81%			4.52%
Net interest margin			3.95%			4.67%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate (2)	Average Balance	Interest (1)	Yield / Rate (2)
Assets:
Interest earning assets:
Loans	$13,232,955	$362,633	5.50%	$9,892,430	$332,805	6.75%
Investment securities (3)	4,529,279	56,115	2.48%	3,666,457	51,859	2.83%
Other interest earning assets	469,989	4,623	1.98%	421,642	3,761	1.80%
Total interest earning assets	18,232,223	423,371	4.66%	13,980,529	388,425	5.57%
Allowance for loan and lease losses	(101,149)			(72,576)
Non-interest earning assets	1,955,576			1,951,276
Total assets	$20,086,650			$15,859,229
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,016,051	2,333	0.46%	$701,248	1,455	0.42%
Savings and money market deposits	6,360,315	16,687	0.53%	4,786,799	11,383	0.48%
Time deposits	4,116,330	22,839	1.12%	3,495,546	20,724	1.20%
Total interest bearing deposits	11,492,696	41,859	0.73%	8,983,593	33,562	0.75%
FHLB advances and other borrowings	3,491,534	18,952	1.09%	2,506,938	16,391	1.32%
Total interest bearing liabilities	14,984,230	60,811	0.82%	11,490,531	49,953	0.88%
Non-interest bearing demand deposits	2,708,808			2,181,384
Other non-interest bearing liabilities	274,845			200,856
Total liabilities	17,967,883			13,872,771
Stockholders' equity	2,118,767			1,986,458
Total liabilities and stockholders' equity	$20,086,650			$15,859,229
Net interest income		$362,560			$338,472
Interest rate spread			3.84%			4.69%
Net interest margin			3.99%			4.85%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2015	2014	2015	2014
Basic earnings per common share:
Numerator:
Net income	$46,637	$48,543	$93,094	$103,814
Distributed and undistributed earnings allocated to participating securities	(1,810)	(1,934)	(3,582)	(4,086)
Income allocated to common stockholders for basic earnings per common share	$44,827	$46,609	$89,512	$99,728
Denominator:
Weighted average common shares outstanding	103,444,183	101,651,265	102,841,376	101,489,190
Less average unvested stock awards	(1,174,496)	(1,205,669)	(1,094,366)	(1,092,262)
Weighted average shares for basic earnings per common share	102,269,687	100,445,596	101,747,010	100,396,928
Basic earnings per common share	$0.44	$0.46	$0.88	$0.99
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$44,827	$46,609	$89,512	$99,728
Adjustment for earnings reallocated from participating securities	5	4	10	9
Income used in calculating diluted earnings per common share	$44,832	$46,613	$89,522	$99,737
Denominator:
Weighted average shares for basic earnings per common share	102,269,687	100,445,596	101,747,010	100,396,928
Dilutive effect of stock options	863,380	141,664	763,202	143,066
Weighted average shares for diluted earnings per common share	103,133,067	100,587,260	102,510,212	100,539,994
Diluted earnings per common share	$0.43	$0.46	$0.87	$0.99

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Financial ratios (5)
Return on average assets	0.91%	1.19%	0.93%	1.32%
Return on average stockholders’ equity	8.70%	9.70%	8.86%	10.54%
Net interest margin (4)	3.95%	4.67%	3.99%	4.85%

	June 30, 2015	December 31, 2014
Capital ratios
Tier 1 leverage	9.9%	10.7%
Common Equity Tier 1 ("CET1") risk-based capital	13.7%	N/A
Tier 1 risk-based capital	13.7%	15.5%
Total risk-based capital	14.5%	16.3%

	June 30, 2015		December 31, 2014
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.46%	0.48%	0.29%	0.31%
Non-performing assets to total assets (2)	0.29%	0.36%	0.17%	0.27%
Allowance for loan and lease losses to total loans (3)	0.78%	0.75%	0.80%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	171.20%	157.23%	281.54%	244.69%
Net charge-offs to average loans (5)	0.06%	0.07%	0.08%	0.15%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans and OREO.

(3) Total loans include premiums, discounts, and deferred fees and costs.

(4) On a tax-equivalent basis.

(5) Annualized.